EXHIBIT 1

IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED SECURITIES

Citigroup Global Markets Inc. is a broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

Citibank, N.A. is a bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

Each of the undersigned hereby affirms the identification and Item 3 classification of the subsidiaries which acquired the security holdings reported in this Schedule 13G.

Date: May 10, 2016

CITIGROUP INC.

By:	/s/ Ali L. Karshan
Name: Ali L. Karshan
Title: Assistant Secretary